Exhibit 99.1

PORTFOLIO OVERVIEW[1]

Summary

Property Type	Units	Beds	Physical Occupancy at September 30, 2012	Physical Occupancy at September 30, 2011	Fall 2012 Initial Rental Rate Change	Fall 2012 Final Rental Rate Change	Rental Revenue per Occupied Bed for Academic Year[2] 2012/2013	Rental Revenue per Occupied Bed for Academic Year[2] 2011/2012
Same Store Wholly-owned Properties	**17,910**	**56,912**	**97.4%**	**98.2%**	**3.5%**	**3.4%**	**$ 538.38**	**$ 520.78**
New Wholly-owned Properties[3]	**6,673**	**20,022**	**95.5%**	**n/a**	**n/a**	**n/a**	**n/a**	**n/a**
New Development Properties[4]	1,915	6,703	95.2%	n/a	n/a	n/a	n/a	n/a
New Acquisition Properties[5]	2,260	6,740	97.3%	n/a	n/a	n/a	n/a	n/a
Campus Acquisitions Portfolio[6]	2,498	6,579	93.9%	n/a	n/a	n/a	n/a	n/a
Wholly-owned Properties - Total	**24,583**	**76,934**	**96.9%**	**98.2%**	**n/a**	**n/a**	**n/a**	**n/a**
On-campus Participating Properties	1,863	4,519	99.6%	99.8%				

1. Excludes Villas on Apache, River Club Apartments and River Walk Townhomes (all sold in April 2011), Campus Club-Statesboro (sold in May 2011), and Pirates Cove (sold in April 2012).
2. Represents average rental revenue per occupied bed for the academic years presented.
3. U Club Townhomes on Woodward (formerly referred to as Studio Green), a 448-bed property purchased in November 2011 that is currently being redeveloped, is excluded from the new property grouping for both periods presented.
4. Includes 11 properties that completed construction and opened for operations in August and September 2012.
5. Includes the following properties: (1) 26 West, a 1,026-bed property purchased in December 2011; (2) The Varsity, a 901-bed property purchased in December 2011; (3) University Heights, a 636-bed property purchased from one of the Fidelity Joint Ventures in January 2012; (4) Avalon Heights, a 754-bed property purchased in May 2012; (5) University Commons, a 480-bed property purchased in June 2012; (6) The Block, a 1,555-bed property purchased in August 2012; and (7) The Retreat, a 780-bed property purchased in September 2012. Also includes University Edge, a 608-bed property that is subject to a pre-sale agreement and completed construction and opened for occupancy in August 2012. The company is consolidating this property for financial reporting purposes and is obligated to purchase the property now that the third-party developer has completed construction of the property. The company plans to close on the purchase of University Edge in October 2012.
6. The company closed on the purchase of this 15-property portfolio in September 2012.

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